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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

                      ANNUAL STEP-UP DEATH BENEFIT RIDER

This rider is added to the Contract. It provides for an optional death benefit.

Annual Step-Up Death Benefit

While this rider is in effect, we will pay a death benefit equal to the greatest of (a), (b), and (c), as of the first Valuation Day we receive due proof of death of an Annuitant and all required forms at our Home Office, where:

   (a) is the Death Benefit provided for under the Death Provisions section in the Contract;

   (b) is the Annual Step-Up Death Benefit described below; and

   (c) is a death benefit provided by an optional rider.

The Annual Step-Up Death Benefit on the Contract Date is the initial Purchase Payment. We will reset the Annual Step-Up Death Benefit on each Contract anniversary up to and including the later of (i) the [fifth] Contract anniversary and (ii) the first Contract anniversary on or after the [80th] birthday of the oldest Annuitant. We will also reset the Annual Step-Up Death Benefit on the first Valuation Day we receive due proof of death and all required forms at our Home Office. At each reset date, the Annual Step-Up Death Benefit equals the greater of (a) and (b), where:

   (a) is the Contract Value; and

   (b) is the Annual Step-Up Death Benefit on the last reset date plus Purchase Payments made since the last reset date, adjusted for any withdrawals since the last reset date.

The Annual Step-Up Death Benefit will not reset after the first Contract Anniversary on or after the [80th] birthday of the oldest Annuitant.

Annual Step-Up Death Benefit adjustment for withdrawals:

Withdrawals reduce the Annual Step-Up Death Benefit proportionally by the same percentage that the withdrawal, including all surrender charges and premium taxes paid, reduces the Contract Value.

Rider Charge

There will be a charge made for this rider, as shown on the Contract Data Pages, while it is in effect. The charge will be calculated and deducted in arrears. The charge is calculated [quarterly] as a percentage of the value of the Annual Step-Up Death Benefit on the last reset date, plus Purchase Payments made since the last reset date adjusted for any withdrawals since the last reset date, and deducted [quarterly] from the Contract Value. If a spouse is added as a Joint Annuitant after the Contract is issued, a new charge for the rider may apply. This new charge may be higher than the charge previously applied for this rider. On the day the rider and/or the Contract terminates, the charge for this rider will be calculated, prorata, and deducted.

The charge for this rider will be deducted from the Contract Value proportionately across the Subaccounts and Guarantee Account in which you are invested.

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When this Rider is Effective

The effective date of this rider is the Contract Date unless another effective date is shown on the Contract Data Pages. This rider may not be terminated prior to the Annuity Commencement Date. When Income Payments begin, this rider and its corresponding charge will terminate. If the Contract is surrendered or otherwise terminated, this rider will terminate. If the Contract is terminated and later reinstated, this rider cannot be reinstated without our approval.

Resets of the Annual Step-Up Death Benefit will end on the first Valuation Day the Contract Value equals zero. On this day, if your Contract has not terminated, your Annual Step-Up Death Benefit will be the Annual Step-Up Death Benefit on the last reset date plus Purchase Payments made since the last reset date, adjusted for any withdrawals since the last reset date. The Annual Step-Up Death Benefit will not reset after this day.

If a Joint Annuitant is added to the Contract after the date this rider is issued, the calculation of benefits provided pursuant to this rider will be determined based on the age of the Annuitant(s) on the date the Joint Annuitant is added to the Contract.

Change of Ownership

In the event that the underlying Contract is assigned or sold, unless under a court ordered assignment, this rider will terminate on such date of sale or assignment.

Issue Age

This rider is only available if all Annuitants are age [75 or younger] on the Contract Date.

Spousal Continuation

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is an Annuitant and elects to continue the Contract, this rider will continue.

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is not an Annuitant, elects to continue the Contract and is age [75 or younger] on the date of the Annuitant's death, this rider will continue. The charge for this rider may change. The charge for this rider and the calculation of benefits provided pursuant to this rider when continued will be determined based on the age of the surviving spouse on the date of the Annuitant's death.

For Genworth Life and Annuity Insurance Company,


                                                      /s/ Pamela S. Schutz
                                                  ------------------------------
                                                       [Pamela S. Schutz]
                                                            President

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